Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2008 Fourth Quarter Financial Results

•                  Fourth quarter net income of $3.8 million, or 7 cents per basic and diluted share

•                  Loans, deposits and capital increase in the fourth quarter

•                  $30.3 million increase in total noninterest bearing deposits in the fourth quarter

•                  Nonperforming assets declined in the fourth quarter

•                  Noninterest expense falls to the lowest level in the past sixteen quarters

Denver, Colorado (January 22, 2009) – Guaranty Bancorp (Nasdaq: GBNK) today reported fourth quarter 2008 net income of $3.8 million, or 7 cents earnings per basic and diluted share and fourth quarter 2008 cash net earnings of $4.9 million, or $0.10 per basic and diluted share, excluding after-tax intangible asset amortization of $1.1 million..

Dan Quinn, Guaranty Bancorp President and CEO, stated, “We are satisfied with our fourth quarter 2008 results. The Company experienced $52.4 million of loan growth during the fourth quarter 2008 while also strengthening its capital.  Additionally, nonperforming assets remained relatively unchanged during the fourth quarter 2008 with net charge-offs of $1.0 million.”

Mr. Quinn continued, “In a difficult banking environment, we were able to grow noninterest bearing demand deposits by $30.3 million during the fourth quarter 2008. Although we experienced a decline in net interest margin, this was primarily a result of two factors.  First, the Federal Open Markets Committee of the Federal Reserve Board decreased the targeted federal funds rate to an historic low between 0 and 25 basis points, a decrease of 175 to 200 basis points in the fourth quarter. Second, management increased the level of its time deposits and FHLB term advances and reduced the amount of its short-term or overnight borrowings.  This action effectively lengthened the term of overall liabilities, but at a higher cost than short-term borrowings.”

Regulatory Capital Increases during the Quarter

The Company’s capital ratios remain above the highest regulatory capital requirement of “well-capitalized” at December 31, 2008 as follows:

	Ratio at December 31, 2008	Ratio at September 30, 2008	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	10.61%	10.45%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio	9.35%	9.19%	4.00%	6.00%
Leverage Ratio	8.98%	7.79%	4.00%	5.00%

Key Financial Measures

	Quarter Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Earnings (loss) per share-basic & diluted	$0.07	$(5.21)	$(2.68)	$(5.03)	$(2.60)
Cash earnings (loss) per share-basic & diluted	$0.10	$(0.27)	$0.10	$(0.03)	$0.18
Return on average assets	0.72%	(44.96)%	(22.09)%	(11.19)%	(5.29)%
Return on tangible average assets (cash)	0.95%	(2.67)%	0.98%	(0.07)%	0.43%
Net Interest Margin	3.55%	4.02%	4.75%	4.05%	4.93%

Fourth quarter 2008 net income was $3.8 million, or 7 cents earnings per basic and diluted share, compared to a fourth quarter 2007 net loss of $138.2 million, or $2.68 loss per basic and diluted share. The fourth quarter 2007 was affected by a $142.2 million non-cash charge for goodwill impairment.  Another difference between the fourth quarter 2007 net loss and fourth quarter 2008 net income includes a $6.5 million decrease in net interest income, primarily caused by a 120 basis point decrease in net interest margin – a direct result of a 400 basis point decrease in both the targeted federal funds rate and prime rate during the past twelve months. Excluding the 2007 goodwill impairment, noninterest expense decreased by $2.5 million, or 14% in the fourth quarter 2008 as compared to the same quarter in 2007.

Fourth quarter 2008 cash net earnings were $4.9 million, or $0.10 per basic and diluted share, which excludes after-tax intangible asset amortization of $1.1 million.  Fourth quarter 2007 cash net income was $5.3 million, or $0.10 per basic and diluted share, which excludes after-tax intangible asset amortization of $1.3 million and the 2007 goodwill impairment charge.

For the year ending December 31, 2008, the net loss was $256.7 million, or $5.03 loss per basic and diluted share compared to a net loss of $138.1 million or $2.60 loss per basic and diluted share for 2007. The net loss in both years was primarily the result of goodwill impairment charges of $250.7 million and $142.2 million in 2008 and 2007, respectively. Goodwill impairment charges are non-cash accounting entries that have no impact on the Company’s regulatory capital, cash flow or liquidity. At the end of 2008, there is no remaining goodwill intangible asset recorded on the Company’s balance sheet.

The cash net loss for the year ended December 31, 2008 was $1.4 million, or a $0.03 loss per basic and diluted share excluding after-tax intangible asset amortization of $4.6 million and goodwill impairment of $250.7 million.  Cash net income for the year ended December 31, 2007 was $9.5 million, or $0.18 per basic and diluted share excluding after-tax intangible amortization of $5.4 million and goodwill impairment of $142.2 million.

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Dollars in thousands)

Net interest income	$17,679	$19,842	$24,184	$79,562	$102,249
Interest rate spread	2.92%	3.37%	3.77%	3.35%	3.94%
Net interest margin	3.55%	4.02%	4.75%	4.05%	4.93%
Net interest margin, fully tax equivalent	3.64%	4.11%	4.88%	4.14%	5.08%

Fourth quarter 2008 net interest income of $17.7 million decreased by $2.2 million from the third quarter 2008, and $6.5 million from the fourth quarter 2007.  The Company’s net interest margin of 3.55% for the fourth quarter 2008 reflected a decline of 47 basis points from the third quarter 2008 and a decline of 120 basis points from the fourth quarter 2007. The decline in net interest margin from the fourth quarter 2007 to fourth quarter 2008 is mostly attributable to the greater than 400 basis point cuts in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board during the past twelve months.

Interest income decreased by $10.6 million from the fourth quarter 2007 to $28.0 million in the fourth quarter 2008. This decrease consisted of a $10.0 million unfavorable rate variance due to lower rates, with the remainder of the decrease due to an overall decline in earnings assets. Approximately 65% of the Company’s outstanding loan balances are variable rate loans and are generally tied to indexes such as prime, federal funds or LIBOR.  Due to Federal Reserve monetary policy, the prime rate has decreased by over 400 basis points from December 2007 to December 2008. As a result of the decline in rates, the average yield on loans for the Company decreased by 217 basis points from 7.84% for the quarter ended December 31, 2007 to 5.67% for the same period in 2008.  The Company remains asset sensitive at the end of 2008 and expects that as interest rates rise, net interest income will also increase.

Interest expense decreased by $4.1 million, or 28.3%, to $10.3 million for the fourth quarter 2008 as compared to the fourth quarter 2007. The decrease in interest expense from the fourth quarter 2007 was primarily the result of a $1.8 million favorable rate variance and a $2.3 million favorable volume variance. The overall cost of funds declined by 109 basis points to 2.70% from the fourth quarter 2007 to the fourth quarter 2008. Average total interest-bearing liabilities increased by $13.2 million from the fourth quarter 2007 to the fourth quarter 2008 due mostly to a $126.5 million increase in long-term borrowings, partially offset by a $115.8 million decrease in total interest-bearing deposits.

For the year ended December 31, 2008, the Company’s net interest income declined by $22.7 million from the same period in 2007.  This decline is due primarily to an $18.9 million unfavorable rate variance in connection with an 88 basis point decrease in the net interest margin.  The remaining $3.8 million decrease in net interest income is primarily due to a $41.8 million decrease in earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(In thousands)
Noninterest income:
Customer service and other fees	$2,357	$2,521	$2,267	$9,682	$9,509
Gain on sale of securities	—	—	—	138	—
Other	(91)	186	665	800	1,187
Total noninterest income	$2,266	$2,707	$2,932	$10,620	$10,696

Noninterest income for the fourth quarter 2008 decreased by $0.4 million from the third quarter 2008 and decreased by $0.7 million from the fourth quarter 2007.  The decrease in other noninterest income in the fourth quarter 2008 as compared to the fourth quarter 2007, is mostly due to a recovery of approximately $0.6 million recorded in 2007.

Compared to the third quarter 2008, the decrease is primarily due to a $0.3 million fair value write-down of assets held by the Company for purposes of funding its nonqualified deferred compensation plan. These assets are required to be marked-to-market through the income statement. This write-down is offset by a reduction to compensation cost related to the deferred compensation plan. This compensation cost is recorded as part of salaries and benefit expense as discussed below.

For the year ended December 31, 2008, noninterest income remained relatively flat as compared to 2007.  The $0.4 million decrease to other noninterest income was mostly offset by a gain on sale of securities, as well as an increase in customer service and other fees.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,255	$5,927	$8,442	$31,086	$39,179
Occupancy expense	1,725	1,958	1,781	7,815	7,813
Furniture and equipment	1,203	1,390	1,205	5,290	4,864
Impairment of goodwill	—	250,748	142,210	250,748	142,210
Amortization of intangible assets	1,803	1,877	2,132	7,434	8,666
Other general and administrative	4,381	3,982	4,278	17,283	23,824
Total noninterest expense	$15,367	$265,882	$160,048	$319,656	$226,556

Efficiency ratio (excluding charges related to intangible assets)	68.01%	58.79%	57.91%	68.17%	67.01%

Noninterest expense for the fourth quarter 2008 decreased by $250.5 million from the third quarter 2008 and by $144.7 million from the fourth quarter 2007.  The decreases in noninterest expense are primarily a result of goodwill impairment charges recorded in the third quarter 2008 and the fourth quarter 2007.  Excluding these non-cash accounting charges for goodwill impairment, noninterest expense decreased by $2.5 million in the fourth quarter 2008 as compared to the fourth quarter 2007, and increased by $0.2 million from the third quarter 2008.  At the end of 2008, there is no remaining goodwill recorded on the Company’s balance sheet.

Although overall noninterest expense, excluding goodwill, increased by $0.2 million from the third quarter 2008, equity-based compensation in the fourth quarter 2008 was $2.5 million higher as compared to the third quarter 2008.  This difference in equity-based compensation resulted from a $2.7 million reduction in restricted stock expense in the third quarter 2008 attributable to a change in expectation regarding meeting the vesting criteria for performance-based shares. Ignoring this $2.5 million difference in equity-based compensation, other salaries and employee benefits decreased by $2.2 million in the fourth quarter 2008 from the third quarter 2008.  A part of this $2.2 million quarter-over-quarter decrease is due to the major effort announced in the second quarter 2008 to better align our expenses with the current size of our business.  The fourth quarter 2008 saw a favorable impact on salaries and employee benefits as a result of this effort with a $1.1 million decrease in core salaries and benefits.  The remaining $1.1 million decrease in salaries and employee benefits is due mostly to a $0.6 million decrease in bonuses and incentive expense as well as a $0.3 million decrease in deferred compensation expense. This decrease in deferred compensation expense corresponds to a write-down of market value on assets held for the deferred compensation plan.  The write-down of assets is recorded in other noninterest income as discussed above.

Other general and administrative expenses increased by $0.4 million in the fourth quarter 2008 as compared to the third quarter 2008, and increased by $0.1 million compared to the fourth quarter 2007.  The $0.4 million increase over the prior quarter is due in part to an increase in loan collection related costs, including charge-offs of other real estate owned.  A portion of this increase is due to costs associated with an extensive third-party loan review, which was finalized in the fourth quarter.

Excluding goodwill impairment charges in both years, noninterest expense for 2008 was $68.9 million as compared to $84.3 million in 2007, a decrease of $15.4 million year-over-year.  This decrease is comprised of an $8.1 million decline in salaries and employee benefit expense, a $6.5 million decrease in other noninterest expense and a $1.2 million decrease in intangible amortization expense. Approximately $4.1 million of the $8.1 million decrease to salaries and employee benefits expense is attributable to a decline in full-time equivalent employees by 89 from December 2007 to December 2008.  Of the remaining $4.0 million decrease, $3.3 million is related to a decrease in equity-based compensation as discussed above and $0.7 million is related to a decrease in bonus and incentive expense.  The $6.5 million decrease in other non-interest expense is primarily attributable to the $6.5 million charge recorded in 2007 resulting from a settlement of a lawsuit.

Balance Sheet

	December 31, 2008	September 30, 2008	% Change	December 31, 2007	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,826,333	$1,779,673	2.6%	$1,781,647	2.5%
Loans held for sale	5,760	—	100.0%	—	100.0%
Allowance for loan losses	(44,988)	(44,765)	0.5%	(25,711)	75.0%
Total assets	2,102,741	2,052,944	2.4%	2,371,664	(11.3)%
Average assets, quarter-to-date	2,099,519	2,351,913	(10.7)%	2,482,352	(15.4)%
Total deposits	1,698,651	1,635,101	3.9%	1,799,507	(5.6)%
Book value per share	$3.07	$2.93	4.7%	$7.96	(61.4)%
Tangible book value per share	$2.58	$2.41	7.1%	$2.57	0.6%
Equity ratio - GAAP	7.68%	7.52%	2.2%	17.65%	(56.5)%
Tangible equity ratio	6.55%	6.27%	4.4%	6.46%	1.3%

At December 31, 2008, the Company had total assets of $2.1 billion as compared to $2.1 billion at September 30, 2008, and $2.4 billion at December 31, 2007.  The $268.9 million decline in assets from December 31, 2007 is mostly due to a $250.7 million goodwill impairment charge recorded in the third quarter 2008, as well as a $22.1 million decrease to investments.

The following table sets forth the amounts of our loans outstanding at the dates indicated:

	December 31, 2008	September 30, 2008	December 31, 2007
	(In thousands)
Loans on real estate:
Residential and commercial	$680,030	$693,800	$713,478
Construction	268,306	248,883	235,236
Equity lines of credit	50,270	49,205	48,624
Commercial loans	749,426	706,678	679,717
Agricultural loans	22,738	23,989	39,506
Lease financing	364	472	4,732
Installment loans to individuals	38,352	38,777	40,835
Overdrafts	855	2,226	1,329
SBA and other	19,592	19,401	21,592
	1,829,933	1,783,431	1,785,049
Unearned discount	(3,600)	(3,758)	(3,402)
Loans, net of unearned discount	$1,826,333	$1,779,673	$1,781,647

There were $998.6 million of real estate loans at December 31, 2008.  Management continues its efforts to decrease its exposure to residential real-estate and residential land and land development loans.  At December 31, 2008, there were approximately $57 million of loans secured by for-sale residential real estate and approximately $114 million of residential land and land development loans, respectively. The increase in construction loans is primarily attributable to the funding of existing commercial construction commitments.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	December 31, 2008	September 30, 2008	December 31, 2007
	(In thousands)
Noninterest bearing deposits	$433,761	$403,495	$515,299
Interest bearing demand	145,492	142,164	160,100
Money market	315,364	483,691	572,056
Savings	68,064	68,910	71,944
Time	735,970	536,841	480,108

Total deposits	$1,698,651	$1,635,101	$1,799,507

Total deposits at December 31, 2008 increased by $63.6 million as compared to September 30, 2008, and declined by $100.9 million from December 31, 2007.  During the fourth quarter 2008, there was a shift in the mix of deposits primarily between money market and time deposits.  The Company joined the Certificate of Deposit Account Registry Service (CDARS®) program in the third quarter 2008, and part of the fourth quarter 2008 increase in time deposits is due to existing customers moving funds into the CDARS® program in order to obtain expanded Federal Deposit Insurance Corporation (FDIC) insurance coverage on their deposits.  Additionally, the Company shifted its own funding sources from short-term and overnight funds to brokered deposits in order to provide longer-term funding to mitigate the impact of potential short-term liquidity fluctuations within the overall financial services industry in the second half of 2008.  Brokered deposits increased by approximately $70.9 million during the fourth quarter.

Noninterest bearing deposits increased by $30.3 million during the fourth quarter 2008.  As of December 31, 2008, noninterest bearing deposits comprised 25.5% of total deposits as compared to 24.7% at September 30, 2008 and 28.6% at December 31, 2007.

The decreases in total deposits from December 31, 2007 is mostly due to declines in money market and noninterest bearing deposits. These decreases were partially offset by increases in time deposits. Time deposits provide a more defined deposit maturity schedule for asset liability management purposes as compared to overnight or short-term borrowings. Average time deposits were $670.8 million, or 39.8% of total average deposits for the fourth quarter 2008, as compared to $514.3 million, or 27.4% of total average deposits for the fourth quarter 2007.  The cost of time deposits decreased from 5.03% for the fourth quarter 2007 to 3.76% for the fourth quarter 2008.  Most of the time deposits booked in 2008 have durations of twelve months or less, with $564 million of time deposits maturing in 2009.

Overall borrowings were $166.4 million at December 31, 2008 as compared to $63.7 million at December 31, 2007.  The increase is mostly attributable to a decision to complement increased time deposits described above with lower-cost FHLB term advances. The average cost of borrowings for the year ended December 31, 2008 was 3.14% as compared to an average cost of time deposits of 4.17%.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
	(Dollars in thousands)

Nonaccrual loans, not restructured	$54,594	$54,654	$29,742	$20,798	$19,309
Accruing loans past due 90 days or more	228	324	98	1	527

Total nonperforming loans (NPLs)	54,822	54,978	29,840	20,799	19,836
Other real estate owned	484	1,199	1,910	1,715	3,517

Total nonperforming assets (NPAs)	$55,306	$56,177	$31,750	$22,514	$23,353

Accruing loans past due 30-89 days	$35,169	$20,660	$20,169	$42,682	$28,407

Allowance for loan losses	$44,988	$44,765	$26,506	$26,048	$25,711

Selected ratios:
NPLs to loans, net of unearned discount	3.00%	3.09%	1.67%	1.18%	1.11%
NPAs to total assets	2.63%	2.74%	1.35%	0.96%	0.98%
Allowance for loan losses to NPAs	81.34%	79.69%	83.48%	115.70%	110.10%
Allowance for loan losses to NPLs	82.06%	81.42%	88.83%	125.24%	129.62%
Allowance for loan losses to loans, net of unearned discount	2.46%	2.52%	1.48%	1.48%	1.44%
Loans 30-89 days past due to loans, net of unearned discount	1.93%	1.16%	1.13%	2.43%	1.59%

Nonperforming assets decreased by $0.9 million at December 31, 2008 as compared to September 30, 2008, and increased by $32.0 million as compared to December 31, 2007.

The types of nonperforming loans (excluding loans held for sale) as of December 31, 2008 and September 30, 2008 are as follows:

	Nonperforming Loans
	December 31, 2008			September 30, 2008
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	36,808	67.1%	8,677	$39,963	72.7%	$9,976
Other Residential Loan	1,504	2.7%	87	1,683	3.1%	116
Commercial and Industrial Loans	10,450	19.1%	1,307	7,416	13.5%	1,735
Commercial Real Estate	5,963	10.9%	962	5,578	10.1%	962
Other	97	0.2%	31	338	0.6%	36
Total	$54,822	100.0%	$11,064	$54,978	100.0%	$12,825

The types of loans included in the accruing loans past due 30-89 days as of December 31, 2008 and September 30, 2008 are as follows:

	Accruing loans past due 30-89 days
	December 31, 2008		September 30, 2008
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$15,029	42.7%	$9,967	48.2%
Other Residential Loan	704	2.0%	5,248	25.4%
Commercial and Industrial Loans	16,273	46.3%	3,198	15.5%
Commercial Real Estate	2,334	6.6%	390	1.9%
Other	828	2.4%	1,857	9.0%
Total	$35,168	100.0%	$20,660	100.0%

Approximately 83% of the accruing loans past due 30-89 days relates to three loan relationships that are in the process of being renewed at year-end.

The Company recorded a provision for loan losses in the fourth quarter 2008 of $1.3 million, as compared to $30.8 million in the third quarter 2008 and $3.0 million in the fourth quarter 2007. The higher third quarter 2008 provision was due primarily to an increase in nonperforming loans during the third quarter 2008 and a corresponding higher specific allocation related to such loans, the impact of charge-offs and the current economic climate on our historical loss and economic concerns components of our allowance.

Net charge-offs in the fourth quarter 2008 were $1.0 million, as compared to $12.5 million in the third quarter 2008, and $1.3 million in the fourth quarter 2007.  The third quarter 2008 net charge-offs included $10.8 million specifically related to residential construction, land and land development loans. Impaired loans as of December 31, 2008 totaled $54.8 million, as compared to $55.0 million at the end of the third quarter 2008, and $23.3 million at the end of the fourth quarter 2007.

The allowance for loan losses to total loans outstanding was 2.46% at December 31, 2008, as compared to 2.52% at September 30, 2008 and 1.44% at December 31, 2007.

Stock Repurchase Program

During the fourth quarter 2008, the Company did not repurchase any shares under its stock repurchase program and only repurchased 9,622 shares related to the net settlement of vested, restricted stock awards at a cost of $22,000, or an average price of $2.25 per share. At the beginning of the fourth quarter, the Company had 1,200,000 shares remaining under its stock repurchase program adopted in October 2007, which expired on October 24, 2008. The Company did not implement a new stock repurchase program and does not plan to implement a new stock repurchase program in the near future due to its focus and strategy on strengthening its capital position. As of December 31, 2008, the Company had 52,544,917 shares outstanding, including 1,420,345 shares of unvested stock awards, and 109,214 of shares to be issued under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(In thousands, except per share data)
GAAP net income (loss)	$3,824	$(265,829)	$(138,210)	$(256,736)	$(138,092)
Add: Impairment of goodwill	—	250,748	142,210	250,748	142,210
Add: Amortization of intangible assets	1,803	1,877	2,132	7,434	8,666
Less: Income tax effect	(686)	(713)	(810)	(2,826)	(3,295)
Cash net income (loss)	$4,941	$(13,917)	$5,322	$(1,380)	$9,489

Weighted average shares – diluted	51,116,291	51,067,439	51,559,554	51,044,372	53,109,307

Earnings (loss) per share – diluted	$0.07	$(5.21)	$(2.68)	$(5.03)	$(2.60)
Add: Amortization of intangible assets (after tax effect)	0.03	4.94	2.78	5.00	2.78
Cash earnings (loss) per share	$0.10	$(0.27)	$0.10	$(0.03)	$0.18

Return on tangible net assets(cash)
Cash net income (loss)	$4,941	$(13,917)	$5,322	$(1,380)	$9,489

Average total assets	$2,099,519	$2,351,913	$2,482,352	$2,295,108	$2,611,973
Less: Average intangible assets	(26,374)	(276,257)	(331,082)	(216,219)	(406,012)
Average tangible assets	$2,073,145	$2,075,656	$2,151,270	$2,078,889	$2,205,961

Return on average assets - GAAP net income (loss) divided by total average assets	0.72%	(44.96)%	(22.09)%	(11.19)%	(5.29)%

Return on average tangible assets(cash) - cash net income(loss) divided by average tangible assets	0.95%	(2.67)%	0.98%	(0.07)%	0.43%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$161,580	$154,406	$418,654
Less: Intangible assets	(25,500)	(27,302)	(283,681)
Tangible equity	$136,080	$127,104	$134,973

Number of shares outstanding and to be issued	52,654,131	52,661,738	52,616,991
Book value per share	$3.07	$2.93	$7.96
Tangible book value per share	$2.58	$2.41	$2.57

Tangible Equity Ratio
Total assets	$2,102,741	$2,052,944	$2,371,664
Less: Intangible assets	(25,500)	(27,302)	(283,681)
Tangible assets	$2,077,241	$2,025,642	$2,087,983

Equity ratio - GAAP (stockholders’ equity / total assets)	7.68%	7.52%	17.65%
Tangible equity ratio (tangible equity / tangible assets)	6.55%	6.27%	6.46%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; the failure to obtain approval to participate in the U.S. Treasury’s Capital Purchase Program and, if such approval is obtained, the failure to complete the sale of preferred stock under such program; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2008	September 30, 2008	December 31, 2007
	(In thousands)
Assets
Cash and due from banks	$32,189	$37,548	$51,611
Federal funds sold	13,522	3,799	745
Cash and cash equivalents	45,711	41,347	52,356
Securities available for sale, at fair value	102,874	97,250	118,964
Securities held to maturity	13,114	13,556	14,889
Bank stocks, at cost	28,276	32,843	32,464
Total investments	144,264	143,649	166,317

Loans, net of unearned discount	1,826,333	1,779,673	1,781,647
Less allowance for loan losses	(44,988)	(44,765)	(25,711)
Net loans	1,781,345	1,734,908	1,755,936
Loans, held for sale	5,760	—	492
Premises and equipment, net	63,018	63,973	69,981
Other real estate owned and foreclosed assets	484	1,199	3,517
Goodwill	—	—	250,748
Other intangible assets, net	25,500	27,302	32,933
Other assets	36,659	40,566	39,384
Total assets	$2,102,741	$2,052,944	$2,371,664

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$433,761	$403,495	$515,299
Interest-bearing demand	460,856	625,855	732,156
Savings	68,064	68,910	71,944
Time	735,970	536,841	480,108
Total deposits	1,698,651	1,635,101	1,799,507
Securities sold under agreements to repurchase and federal fund purchases	21,781	42,604	23,617
Borrowings	166,404	166,508	63,715
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	13,086	13,086	24,932
Total liabilities	1,941,161	1,898,538	1,953,010

Stockholders’ equity:
Common stock	65	65	64
Additional paid-in capital	617,188	616,973	617,611
Shares to be issued for deferred compensation obligations	710	664	573
Accumulated deficit	(352,003)	(355,826)	(95,196)
Accumulated other comprehensive loss	(1,302)	(4,385)	(1,472)
Treasury Stock	(103,078)	(103,085)	(102,926)
Total stockholders’ equity	161,580	154,406	418,654
Total liabilities and stockholders’ equity	$2,102,741	$2,052,944	$2,371,664

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Interest income:
Loans, including fees	$26,022	$36,020	$112,844	$153,214
Investment securities:
Taxable	779	669	2,991	2,515
Tax-exempt	788	1,102	3,404	5,193
Dividends	301	429	1,647	1,853
Federal funds sold and other	84	322	426	914
Total interest income	27,974	38,542	121,312	163,689
Interest expense:
Deposits	7,902	12,576	32,562	53,594
Federal funds purchased and repurchase agreements	85	213	527	1,390
Borrowings	1,402	627	5,333	2,700
Subordinated debentures	906	942	3,328	3,756
Total interest expense	10,295	14,358	41,750	61,440
Net interest income	17,679	24,184	79,562	102,249
Provision for loan losses	1,250	3,025	33,775	24,666
Net interest income, after provision for loan losses	16,429	21,159	45,787	77,583
Noninterest income:
Customer service and other fees	2,357	2,267	9,682	9,509
Gain on sale of securities	—	—	138	—
Other, net	(91)	665	800	1,187
Total noninterest income	2,266	2,932	10,620	10,696
Noninterest expense:
Salaries and employee benefits	6,255	8,442	31,086	39,179
Occupancy expense	1,725	1,781	7,815	7,813
Furniture and equipment	1,203	1,205	5,290	4,864
Impairment of goodwill	—	142,210	250,748	142,210
Amortization of intangible assets	1,803	2,132	7,434	8,666
Other general and administrative	4,381	4,278	17,283	23,824
Total noninterest expense	15,367	160,048	319,656	226,556
Income (loss) before income taxes	3,328	(135,957)	(263,249)	(138,277)
Income tax expense (benefit)	(496)	2,253	(6,513)	(185)
Net income (loss)	$3,824	$(138,210)	$(256,736)	$(138,092)

Earnings (loss) per share–basic:	$0.07	$(2.68)	$(5.03)	$(2.60)
Earnings (loss) per share–diluted:	0.07	(2.68)	(5.03)	(2.60)

Weighted average shares outstanding-basic	51,116,291	51,559,554	51,044,372	53,109,307
Weighted average shares outstanding-diluted	51,116,291	51,559,554	51,044,372	53,109,307

Guaranty Bancorp and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,825,489	$1,807,325	$1,823,363	$1,797,357	$1,871,703
Securities	141,005	155,259	178,218	154,548	188,850
Other earning assets	13,022	1,662	19,715	14,763	13,016
Average earning assets	1,979,516	1,964,246	2,021,296	1,966,668	2,073,569
Other assets	120,003	387,667	461,056	328,440	538,404

Total average assets	$2,099,519	$2,351,913	$2,482,352	$2,295,108	$2,611,973

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$410,663	$426,128	$487,805	$440,359	$476,876
Interest-bearing deposits	1,275,220	1,220,755	1,391,045	1,242,425	1,435,778
Average deposits	1,685,883	1,646,883	1,878,850	1,682,784	1,912,654
Other interest-bearing liabilities	241,453	263,625	112,402	236,156	118,979
Other liabilities	15,001	17,838	23,220	19,522	28,808
Total average liabilities	1,942,337	1,928,346	2,014,472	1,938,462	2,060,441
Average stockholders’ equity	157,182	423,567	467,880	356,646	551,532
Total average liabilities and stockholders’ equity	$2,099,519	$2,351,913	$2,482,352	$2,295,108	$2,611,973

Guaranty Bancorp

Unaudited Credit Quality Measures

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$54,594	$54,654	$29,742	$20,798	$19,309
Accruing loans past due 90 days or more	228	324	98	1	527
Foreclosed assets	484	1,199	1,910	1,715	3,517
Total nonperforming assets	$55,306	$56,177	$31,750	$22,514	$23,353

Nonperforming loans	$54,822	$54,978	$29,840	$20,799	$19,836
Other impaired loans	—	—	—	—	3,492
Total impaired loans	54,822	54,978	29,840	20,799	23,328
Allocated allowance for loan losses	(11,064)	(12,825)	(6,295)	(5,368)	(4,283)
Net investment in impaired loans	$43,758	$42,153	$23,545	$15,431	$19,045

Charged-off loans	$2,032	$12,779	$673	$743	$1,729
Recoveries	(1,005)	(288)	(231)	(205)	(436)
Net charge-offs	$1,027	$12,491	$442	$538	$1,293

Provision for loan loss	$1,250	$30,750	$900	$875	$3,025

Allowance for loan losses	$44,988	$44,765	$26,506	$26,048	$25,711

Allowance for loan losses to loans, net of unearned discount	2.46%	2.52%	1.48%	1.48%	1.44%
Allowance for loan losses to nonaccrual loans	82.41%	81.91%	89.12%	125.24%	133.16%
Allowance for loan losses to nonperforming assets	81.34%	79.69%	83.48%	115.70%	110.10%
Allowance for loan losses to nonperforming loans	82.06%	81.42%	88.83%	125.24%	129.62%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	3.03%	3.15%	1.77%	1.28%	1.31%
Nonperforming assets to total assets	2.63%	2.74%	1.35%	0.96%	0.98%
Nonaccrual loans to loans, net of unearned discount	2.99%	3.07%	1.66%	1.18%	1.08%
Nonperforming loans to loans, net of unearned discount	3.00%	3.09%	1.67%	1.18%	1.11%
Annualized net charge-offs to average loans	0.22%	2.75%	0.10%	0.12%	0.28%